Exhibit 10.6

SQUARE, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Square, Inc. (the “Company”) believes that the granting of cash compensation and equity to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding grants of cash compensation and equity to its Outside Directors. Unless defined in this Policy, capitalized terms are defined in the Company’s 2015 Equity Incentive Plan, as may be amended from time to time (the “Plan”). Each Outside Director is solely responsible for any tax obligations he or she incurs from the receipt of any compensation under this Policy. In addition, each Director is solely responsible for his or her travel, entertainment, or other expenses in the furtherance of or in connection with the performance of the Director’s duties or service as a Director.

This Policy will be effective as of January 1, 2016 (the “Effective Date”) as long as the registration statement filed in connection with the initial public offering of the Company’s securities is effective.

1. CASH RETAINERS

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $40,000.

Committee Chair and Committee Member Annual Cash Retainers

Each Outside Director who serves as chairperson or member of a committee of the Board will be paid additional annual cash retainers as follows:

Chairperson of Audit and Risk Committee:	$20,000
Chairperson of Compensation Committee:	$15,000
Chairperson of Nominating and Governance Committee:	$10,000
Member of Audit and Risk Committee:	$10,000
Member of Compensation Committee:	$5,000
Member of Nominating and Governance Committee:	$2,500

All cash compensation will be paid quarterly in arrears on a prorated basis (each quarterly payment date, a “Retainer Payment Date”). For the avoidance of doubt, an Outside Director who serves as chairperson of a committee of the Board will not also be paid the additional annual cash retainer for his or her service as a member of such committee. No Outside Director will receive per meeting attendance fees for attending meetings of the Board or its committees.

2. EQUITY COMPENSATION

Outside Directors may be granted all types of equity awards (except incentive stock options) under the Plan or any other Company equity plan in place at the time of grant, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors under this Policy will be made in accordance with this Section 2 and no Awards may be made if they would exceed any limitations in the Plan.

(a) Elections To Receive Restricted Stock Units in Lieu of Cash Retainers

(i) Retainer Award. Each Outside Director may elect to convert all of his or her cash compensation under Section 1 into an Award of Restricted Stock Units (each a “Retainer Award”) in accordance with this Section 2 (such election, a “Retainer Award Election”). If an Outside Director timely makes a Retainer Award Election, on each Retainer Payment Date to which that Retainer Award Election applies, such Outside Director automatically will be granted an Award of Restricted Stock Units with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) equal to the amount of cash compensation otherwise payable to such Outside Director under Section 1 on such Retainer Payment Date. The Retainer Award will be fully vested on the grant date.

(ii) Election Mechanics. Each Retainer Award Election must be submitted to the Company’s General Counsel in the form and manner specified by the Board or Compensation Committee. An Outside Director who fails to make a timely Retainer Award Election will not receive a Retainer Award and instead will receive the cash compensation under Section 1. Each Retainer Award Election must comply with the following timing requirements:

(1) Initial Election. Each individual who first is appointed to the Board as an Outside Director following the Effective Date may make a Retainer Award Election with respect to all of the cash compensation under Section 1 otherwise payable to such Outside Director in the same calendar year (the “Initial Election”). The Initial Election must be submitted to the Company’s General Counsel no later than 30 days after the date that the individual first is appointed to the Board (the “Initial Election Deadline”), and the Initial Election will be irrevocable.

(2) Annual Election. On or prior to December 31 of each calendar year, or such earlier deadline as may established by the Board or the Compensation Committee (the “Annual Election Deadline”), each Outside Director may make a Retainer Award Election with respect to all of the cash compensation under Section 1 payable to such Outside Director in the following calendar year (the “Annual Election”). The Annual Election must be submitted to the Company’s General Counsel on or prior to the applicable Annual Election Deadline, and the Annual Election will be irrevocable.

(b) Automatic Outside Director Awards

(i) No Discretion. All grants of Awards to Outside Directors pursuant to this Section 2(b) will be automatic and nondiscretionary. No person will have any discretion to select which Outside Directors will be granted any Awards under this Section 2(b) or to determine the number of Shares to be covered by such Awards.

(ii) Initial Award. Upon an Outside Director’s initial appointment to the Board (other than by appointment on the date of each annual meeting of the Company’s stockholders

(the “Annual Meeting”) following the Effective Date), such Outside Director automatically will be granted an Award of Restricted Stock Units with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of (i) $250,000 multiplied by (ii) a fraction (A) the numerator of which is (x) 12 minus (y) the number of months between the date of the last Annual Meeting and the date the Outside Director becomes a member of the Board and (B) the denominator of which is 12 (an “Initial Award”). Subject to Section 2(b)(v), each Initial Award will vest upon the earlier of: (i) the first anniversary of the grant date; or (ii) the next Annual Meeting, in each case subject to the Outside Director continuing to be a Service Provider through the vesting date.

(iii) Annual Award. On the date of each Annual Meeting following the Effective Date, each Outside Director automatically will be granted an Award of Restricted Stock Units with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $250,000 (an “Annual Award”). Subject to Section 2(b)(v), each Annual Award will fully vest upon the earlier of: (i) the first anniversary of the grant date; or (ii) the next Annual Meeting, in each case subject to the Outside Director continuing to be a Service Provider through the vesting date.

(iv) Lead Independent Director Annual Award. On the date of each Annual Meeting following the Effective Date, the Lead Independent Director automatically will be granted an additional Award of Restricted Stock Units with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $70,000 (the “Lead Independent Director Annual Award”). Subject to Section 2(b)(v), each Lead Independent Director Annual Award vest upon the earlier of: (i) the first anniversary of the grant date; or (ii) the next Annual Meeting, in each case subject to the Lead Independent Director continuing to be a Service Provider through the vesting date.

(v) Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her Awards granted under this Policy.

3. ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

4. REVISIONS

The Board in its discretion may at any time change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount or timing of payment of any future grants of cash compensation. The Board in its discretion may at any time change and otherwise revise the terms of Awards to be granted under this Policy, including, without limitation, the number of Shares subject thereto. The Board in its discretion may at any time suspend or terminate the Policy.